EXHIBIT 99

Camco Financial Announces Positive Results, Earnings for the First Half of 2010

CAMBRIDGE, Ohio, Aug. 6, 2010 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the financial services holding company for Advantage Bank, reported positive results for the second time this year, with net earnings of $348,000 for the first half of 2010, compared to $237,000 net earnings reported for the first half of 2009.

"At the end of last year, we committed to our employees, customers, shareholders and local community that we would make the difficult and necessary decisions to get us back on track in 2010," said James E. Huston, president and CEO. "Despite continued difficult economic times throughout our region and nationwide, we have shown that we are willing to take the incremental steps necessary to fulfill that promise with an increase in net earnings and earnings per share over 2009."

Net earnings for the quarter ended June 30, 2010, were $219,000, or $0.03 per share, compared to net earnings of $2,000, or $0.00 per share, for the same quarter in 2009. Earnings per share for the six months ended June 30, 2010 and 2009, were $0.05 and $0.03, respectively. Assets totaled $844.4 million at June 30, 2010.

"We have chosen to diligently focus on our classified assets, and we have seen a decrease of $6.3 million since March 2010," said Huston. "Additionally, while loans declined slightly in the second quarter, total loans have increased $17.7 million since December, driven by $65.0 million in commercial loan originations. Total delinquencies have decreased by $2.1 million since December as well. Our attention to these critical areas of our business is paying off, and we will make every effort to continue this trend."

"We continue to focus on smart growth strategies, including adding high quality commercial loans to our portfolio, which is benefitting our net interest margin as well," said Huston. Net interest margin increased to 3.32% for the first half of 2010, from 2.91% as of December 31, 2009. "And, while we did see a dip in our total deposits to date by $7 million, this was primarily due to the decrease in wholesale certificates of deposit."

"The first half of 2010 has shown that we continue our focus, determination and a willingness to work hard. We are excited at the opportunities we have for continuing this trend for the remainder of the year. However, to accomplish this, we must continue to be committed to making good business decisions each and every day. Our customers, shareholders and employees don't just expect it - they deserve it," said Huston.

Review of Financial Performance

Net Interest Margin: During the second quarter of 2010, net interest margin increased to 3.39% from 3.25% in the first quarter of 2010. The increase in the net interest margin of 14 basis points was primarily the result of a higher yield on earning assets as the Company's asset mix shifted further to loans due to the maturity of some investment securities. Cost of funds also contributed with a decrease of 11 basis points to 2.03%, which reflects continued re-pricing of certificates of deposit at the current lower interest rates.

Noninterest Income: For the quarter ended June 30, 2010, total noninterest income decreased to $1.6 million from $2.3 million for the same period last year. Total noninterest income declined $116,000 from the first quarter of 2010. This decrease was primarily due to decreases in rent and other, which was due to decreased production at Camco Title coupled with decreased insurance fees related to products that are no longer offered.   Additionally, the value of our mortgage servicing rights decreased in the second quarter of 2010 due to the current lower rate environment, which affected our seasoned portfolios.

For the quarter ended June 30, 2010, $16.2 million of loans were sold with a total gain of $261,000, compared to $42.5 million sold in the second quarter of 2009, for a gain of $404,000. Continued low interest rates and a slowdown in housing sales have caused a reduction in loan applications.

Noninterest Expense: For the quarter ended June 30, 2010, noninterest expense totaled $6.98 million, compared to $6.89 million for the comparable period in 2009, an increase of 1.19%. The increase was primarily due to increased employee compensation, professional services and loan and deposit expenses. These increases were offset partially by decreases in all other expenses. The year-over-year increase of $20,000 is primarily due to increased professional services.

Asset Quality: Total delinquencies have decreased year-to-date, and classified assets decreased in the second quarter of 2010. Our nonperforming loans as a percentage of loans decreased to 6.15% at June 30, 2010, from 8.1% at June 30, 2009 and 6.18% at March 31, 2010. At June 30, 2010, nonperforming loans totaled $42.6 million compared to $42.1 million at March 31, 2010.   The allowance for loan losses as a percentage of loans decreased to 1.64% at June 30, 2010, driven primarily by specific loan charge-offs.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 26 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Assets
Cash and Cash Equivalents	33,567	28,294	38,153	58,244	82,126
Investments	41,138	49,935	58,063	63,100	78,162

Loans Held for Sale	1,669	1,600	475	2,186	5,370

Loans Receivable	691,596	699,766	675,121	696,931	711,943
Allowance for Loan Loss	(11,358)	(15,821)	(16,099)	(12,505)	(15,466)
Loans Receivable, Net	680,238	683,945	659,022	684,426	696,477

Other Assets	87,768	87,705	86,942	83,466	81,016

Total Assets	$ 844,380	$ 851,479	$ 842,655	$ 891,422	$ 943,151

Liabilities
Deposits	652,872	649,354	659,902	670,391	711,603
Borrowed Funds	119,990	130,243	109,232	133,880	146,436
Other Liabilities	10,294	11,002	13,007	14,552	13,182

Total Liabilities	783,156	790,599	782,141	818,823	871,221

Stockholders' Equity	61,224	60,880	60,514	72,599	71,930

Total Liabilities and Stockholders' Equity	$ 844,380	$ 851,479	$ 842,655	$ 891,422	$ 943,151

Stockholders' Equity to Total Assets	7.25%	7.15%	7.18%	8.14%	7.63%

Total Shares Outstanding	7,205,596	7,205,596	7,205,596	7,205,596	7,205,596

Book Value Per Share	$8.50	$8.45	$8.40	$10.08	$9.98

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	6 Months	6 Months
	Ended	Ended
	6/30/10	6/30/09
	(Unaudited)	(Unaudited)
Interest Income:
Loans	18,561	20,613
Mortgage-backed securities	903	1,270
Investment securities	170	549
Interest-bearing deposits and other	673	689
Total Interest Income	20,307	23,121

Interest Expense:
Deposits	5,689	8,420
Borrowings	1,989	2,971
Total Interest Expense	7,678	11,391
Net Interest Income	12,629	11,730

Provision for Losses on Loans	1,799	1,438
Net Interest Income After Provision for Loan Losses	10,830	10,292

Noninterest Income:
Late charges, rent and other	737	982
Loan servicing fees	637	632
Service charges and other fees on deposits	1,116	1,071
Gain on sale of loans	490	773
Mortgage servicing rights	(94)	269
Gain (loss) on sale of investment, mbs & fixed assets	(1)	4
Income on cash surrender value life insurance	435	494
Total noninterest income	3,320	4,225

Noninterest expense:
Employee compensation and benefits	6,654	6,540
Occupancy and equipment	1,485	1,543
Data processing	566	614
Advertising	170	297
Franchise taxes	534	582
Other operating	4,508	4,321
Total noninterest expense	13,917	13,897

Earnings before provision for income taxes	233	620

Provision for income taxes	(115)	383

Net Earnings	348	237

Earnings Per Share Reported:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03
Earnings Per Share Operations:
Basic	$0.05	$0.03
Diluted	$0.05	$0.03

Shares Outstanding	7,205,595	7,199,241
Diluted Weighted Number of
Shares Outstanding	7,254,759	7,200,079

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	9,281	9,280	9,670	9,948	10,046
Mortgage-backed securities	428	475	517	551	606
Investment securities	67	103	88	110	238
Interest-bearing deposits and other	333	340	341	378	344
Total Interest Income	10,109	10,198	10,616	10,987	11,234

Interest Expense:
Deposits	2,744	2,945	3,309	3,619	3,948
Borrowings	992	997	1,085	1,189	1,402
Total Interest Expense	3,736	3,942	4,394	4,808	5,350
Net Interest Income	6,373	6,256	6,222	6,179	5,884

Provision for Losses on Loans	894	905	19,914	440	790
Net Interest Income After Provision for Loan Losses	5,479	5,351	(13,692)	5,739	5,094

Noninterest Income:
Rent and other	328	409	419	292	521
Loan servicing fees	320	317	316	316	316
Service charges and other fees on deposits	598	518	593	613	570
Gain on sale of loans	261	229	291	207	404
Mortgage servicing rights	(124)	30	619	(185)	209
Gain (loss) on sale of investment, mbs & fixed assets	(1)	--	(30)	153	4
Income on CSVL (BOLI)	220	215	216	216	238
Total noninterest income	1,602	1,718	2,424	1,612	2,262

Noninterest expense:
Employee compensation and benefits	3,269	3,385	2,866	3,047	3,064
Occupancy and equipment	743	742	824	880	761
Data processing	286	280	281	295	307
Advertising	89	81	110	118	125
Franchise taxes	269	265	215	221	314
Other operating	2,319	2,189	2,672	2,688	2,322
Total noninterest expense	6,975	6,942	6,968	7,249	6,893

Earnings (loss) before provision for income taxes	106	127	(18,236)	102	463

Provision for income taxes	(113)	(2)	(6,427)	(253)	461
Net Earnings (loss)	219	129	(11,809)	355	2

Earnings (Loss) Per Share:
Basic	$0.03	$0.02	($1.64)	$0.05	$0.00
Diluted	$0.03	$0.02	($1.64)	$0.05	$0.00

Basic Weighted Number of
Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,268,926	7,239,067	7,205,595	7,206,474	7,211,674

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	6/30/10	6/30/09	6/30/10	6/30/09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	1.44%	0.01%	1.14%	0.66%

Return on average assets	0.10%	0.00%	0.08%	0.05%

Interest rate spread	3.35%	2.82%	3.26%	2.66%

Net interest margin	3.39%	2.82%	3.32%	2.71%

Yield on earning assets	5.38%	5.38%	5.34%	5.34%

Cost of deposits	1.80%	2.32%	1.86%	2.68%

Cost of borrowings	3.14%	3.64%	3.19%	3.57%

Total cost of interest bearing liabilities	2.03%	2.56%	2.08%	2.46%

Noninterest expense to average assets	3.28%	2.84%	3.27%	2.86%

Efficiency ratio	87.46%	84.62%	87.26%	87.10%

Nonperforming assets to total assets	6.31%	6.79%	6.31%	6.79%

Non performing loans to total net loans including
loans held for sale	6.15%	8.10%	6.15%	8.10%

Allowance for loan losses to total loans	1.64%	2.22%	1.64%	2.22%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate
Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	June 30, 2010			June 30, 2009
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	651,552	9,281	5.70%	671,688	10,046	5.98%
Securities (2)	44,952	495	4.40%	86,386	844	3.91%
FHLB Stock	29,888	332	4.44%	29,888	332	4.44%
Other interest bearing accounts	25,155	1	0.02%	47,217	12	0.10%
Total interest earning assets	751,547	10,109	5.38%	835,179	11,234	5.38%

Noninterest-earning assets	99,262			124,573
Total Average Assets	850,809			959,752

Interest-Bearing Liabilities:
Deposits	610,144	2,744	1.80%	680,782	3,948	2.32%
Advances & Borrowings	126,367	992	3.14%	154,066	1,402	3.64%
Total interest-bearing liabilities	736,511	3,736	2.03%	834,848	5,350	2.56%

Noninterest-bearing sources:
Noninterest-bearing liabilities	53,272			52,671
Shareholders' equity	61,026			72,233
Total Liabilities and Shareholders' Equity	850,809			959,752

Net Interest margin			3.39%			2.82%

Net Interest Income & Spread		6,373	3.35%		5,884	2.82%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          740-435-2040